Exhibit 99.1

Deep Down Announces Fourth Quarter and Full Year 2021 Results

Houston, TX – March 28, 2022 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for its year ended December 31, 2021. Deep Down will hold a conference call tomorrow, Tuesday, March 29, 2022 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.59	Cash*:	$3.7M
52-Week Range:	$0.49 - $0.80	Book Value*:	$10.3M
Shares Out.†:	12.0M	Price / Book Value:	0.7x
Market Cap†:	$7.1M	TTM Revenue:	$17.2M
*As of 12/31/21; †As of 3/25/22

Charles Njuguna, Deep Down’s CEO, commented, “In 2021, Deep Down experienced an increase in bidding activity and execution of contract awards as operators mobilized to complete a backlog of projects, especially in a commodity price environment that strengthened as the year progressed. The Company received an order at the beginning of 2021 for the rental of one of our two carousels that are suitable for large umbilical or cable projects. In addition, we received a contract award for the rental of our second carousel and associated umbilical spooling services in the fourth quarter of 2021. Certain aspects of these transpooling projects have not been performed before, which further solidified our reputation as a service provider of choice for such dynamic offshore installation projects.

“However, our customers’ cautious return to increased activities presented margin pressures to us, as evidenced by our reduced gross margins despite increased revenue levels. Aside from pricing pressure from customers, margin compression also came in the form of low margin pass-through third-party costs on select projects and general price increases due to the inflationary macro environment in which we currently operate.

“The growth of our business remains a top priority and managing cash flow and preserving liquidity remains of critical importance. We continue to experience an increased level of bidding and project activity, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. This, combined with our recent rebranding efforts to Koil Energy and the upcoming move to our new headquarters later this year, will provide us with the momentum needed to achieve this desired growth.”

Operating Results

Deep Down’s revenues for the three months ended December 31, 2021 (“Q4 2021”) increased 49 percent to $5.2 million compared to $3.5 million for the three months ended December 31, 2020 (“Q4 2020”). Full-year 2021 revenues increased 33 percent to $17.2 million, compared with $13.0 million in 2020, primarily due to an increase demand for our subsea equipment, support services, and rental solutions.

Gross profit for Q4 2021 was $1.9 million, or 36 percent of revenues, compared to Q4 2020 gross profit of $1.4 million, or 39 percent of revenues. Gross profit for 2021 was $5.8 million, or 34 percent of revenues, compared to 2020 gross profit of $4.9 million, or 38 percent of revenues. The decrease in gross profit percentage on a year-over-year basis was principally due to increases in labor and lower margin passthrough service costs in 2021 compared to 2020.

Operating expenses were $1.3 million, or 26 percent of revenues, in Q4 2021 compared to $1.2 million, or 35 percent of revenues, in Q4 2020. The $0.1 million, or 9 percent, increase in operating expenses was due to higher property taxes recorded during Q4 2021 compared to Q4 2020. Full-year 2021 operating expenses were $6.1 million, or 36 percent of revenues, compared to $11.0 million, or 84 percent of revenues, for the full-year 2020. Full-year 2020 operating expenses were impacted by an asset impairment charge of $4.5 million related to our carousels whose future cash flows could not be objectively projected at the time and a one-time charge of $0.2 million related to the elimination of the Company’s Chief Operating Officer position. Excluding these charges, Deep Down’s full-year 2020 operating expenses were $6.2 million, or 48 percent of revenues, which were materially consistent with full-year 2021 operating expenses.

The Company recorded net other income of $2.9 million during the full-year 2021, which includes $2.2 million from the forgiveness of its two PPP loans and $0.7 million from employee retention credits claimed under provisions of the Coronavirus Aid, Relief, and Economic Security Act.

Due to the factors discussed above, Deep Down reported a Q4 2021 net profit of $1.1 million, or $0.09 per diluted share, compared to a Q4 2020 net profit of $0.1 million, or $0.01 per diluted share. The Company reported a 2021 net profit of $2.3 million, or $0.19 per diluted share, compared to a net loss of $6.1 million, or $0.48 loss per diluted share, in 2020. Per share results in Q4 2021, Q4 2020, 2021, and 2020 are based on 12.46 million, 13.39 million, 12.45 million, and 12.50 million weighted average shares outstanding, respectively.

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Deep Down reported a modified EBITDA of $0.7 million in 2021 compared to negative modified EBITDA of $0.1 million in 2020. The increase in modified EBITDA was primarily due to increased revenues for 2021 as compared to 2020.

Share Repurchases

During the year ended December 31, 2020, but prior to the receipt of a loan from the Small Business Administration’s Paycheck Protection Program, the Company repurchased an aggregate of 743,815 shares of common stock at a total cost of $0.5 million. 494,500 shares were purchased under a repurchase program authorize by the Board of Directors on December 23, 2019 (the “2019 Repurchase Program”), and the remaining 249,315 shares were separately authorized by the Board. The 2019 Repurchase Program was exhausted at the conclusion of this transaction.

Additionally, the Company purchased 2,500 shares of common stock at an average price of approximately $0.43 per share totaling $1.1 thousand in a privately negotiated transaction during the year ended December 31, 2020.

No shares of common stock were purchased during the year ended December 31, 2021.

Financial Strength

At December 31, 2021, Deep Down had working capital of $7.1 million, which includes cash of $3.7 million and receivables of $5.9 million. Total shareholders’ equity was $10.3 million, or approximately $0.83 per common share. Given the Company’s current capital structure, Deep Down remains in a strong position for continued growth.

Conference Call Details:

Password:	7377886

Call Dial-in:	1-877-303-6187 for domestic callers

1-678-894-3073 for international callers

Webcast/Replay URL:	https://edge.media-server.com/mmc/p/xwtajgxu

Replay:	Available through April 26, 2022 on www.koilenergy.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Deep Down’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Year Ended December 31,		Three Months Ended December 31,
	2021	2020	2021	2020
	(In thousands, except per share amounts)
Revenues	$17,233	$12,977	$5,233	$3,511
Cost of sales	11,396	8,062	3,367	2,154
Gross profit	5,837	4,915	1,866	1,357
Total operating expenses	6,180	10,952	1,337	1,227
Operating loss	(343)	(6,037)	529	130
Total other (income) expense	(2,781)	7	(691)	3
Income (loss) before income tax expense	2,438	(6,044)	1,220	127
Income tax expense	112	13	97	7
Net income (loss)	$2,326	$(6,057)	$1,123	$120
Net income (loss) per share, diluted	$0.19	$(0.48)	$0.09	$0.01
Weighted-average shares outstanding, diluted	12,454	12,495	12,457	12,389

Comparative Condensed Consolidated Balance Sheets

	December 31,
	2021	2020
	(In thousands)
Assets:
Cash	$3,676	$3,745
Other current assets	7,288	5,177
PP&E, net	1,727	2,604
Other non-current assets	2,035	3,413
Total assets	$14,726	$14,939

Liabilities:
Current liabilities	3,866	4,842
Other long-term liabilities	588	2,199
Total liabilities	4,454	7,041
Stockholders' equity	10,272	7,898
Total liabilities and stockholders' equity	$14,726	$14,939

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Year Ended December 31,
	2021	2020
	(In thousands)
Net income (loss)	$2,326	$(6,057)

Add: Interest expense, net	12	7
Add: Income tax expense	112	13
Add: Depreciation and amortization	951	1,082
Add: Share-based compensation	48	117
Add: Asset impairment	–	4,490
Add: Loss on sale of asset	76	–
Add: One-time charges related to elimination of COO position	–	245
Deduct: Forgiveness of PPP loan	(2,222)	–
Deduct: Employee retention credit	(650)	–

Modified EBITDA	$653	$(103)

Free Cash Flow:

	Year Ended December 31,
	2021	2020
	(In thousands)
Cash provided by (used in):
Operating activities	$(1,067)	$(206)
Investing activities	(113)	(158)
Financing activities	1,111	586
Change in cash	$(69)	$222

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